Exhibit 3.1

Execution Version

CERTIFICATE OF AMENDMENT

Exicure, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify as follows:

1.    The name of the Corporation is Exicure, Inc. The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on February 6, 2017 under the original name of the Corporation, Max-1 Acquisition Corporation, and was amended by the Certificate of Amendment filed with the Secretary of State of the State of Delaware on September 26, 2017. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 15, 2017, and was amended by the Certificate of Amendment filed with the Secretary of State of the State of Delaware on June 29, 2022 (the “Certificate of Incorporation”).

2.    The Board of Directors of the Corporation (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending the Certificate of Incorporation, as follows:

Effective as of the effective time of 5:00 p.m., Eastern Time, on August 27, 2024 (the “Effective Time”), each five (5) shares of the Corporation’s Common Stock, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the Corporation or the respective holders thereof, be combined into one (1) share of Common Stock without increasing or decreasing the par value of each share of Common Stock (the “Reverse Split”). No fractional shares shall be issued in connection with the Reverse Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive such additional fraction of a share of Common Stock as is necessary to increase the fractional shares to a full share. Each certificate or book-entry position that immediately prior to the Effective Time represented shares of Common Stock, shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by such certificate or book-entry position shall have been combined, subject to the treatment of fractional shares as described above.

3.    The foregoing amendment to the Certificate of Incorporation was duly approved by the Board.

4.    Thereafter, pursuant to a resolution of the Board, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the DGCL.

5.    This amendment to the Certificate of Incorporation shall be effective on and as of as of the effective time of 5:00 p.m., Eastern Time, on August 27, 2024.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be signed by its duly authorized officer on the 26th day of August, 2024.

/s/ Paul Kang
Paul Kang
Chief Executive Officer